Exhibit 99.1

NovaDel Announces $4 Million Financing

Flemington, NJ, May 6, 2008 – NovaDel Pharma Inc. (AMEX: NVD) announced today that it has entered into definitive agreements for the private placement with certain accredited investors (the “Purchasers”) for an aggregate of up to $4 million in gross proceeds, in the form of secured convertible promissory notes with an interest rate of 10% and warrants to purchase shares of the Company’s common stock. The Company intends to close on approximately $1.5 million immediately upon AMEX approval and customary closing conditions (the “Initial Closing”), with the balance at the Company’s option and subject to stockholder approval (the “Subsequent Closing”).

The Company plans on using the proceeds to fund its product development activities, as well as its near-term general working capital requirements. The Company believes that the proceeds from the financing will be sufficient to allow the Company to fund expenses for the remainder of the 2008 calendar year.

In the Initial Closing, the notes are convertible at a price of $0.295 per share. The Purchasers will also receive five-year warrants to purchase 3.0 million shares of common stock with an exercise price of $0.369 per share.

In the Subsequent Closing, notes are convertible at a price equal to the lesser of: (a) the closing market price of the Company’s stock on the date of such Subsequent Closing plus $0.075 per share; or (b) $1.05 per share. The Purchasers will also receive five-year warrants with 60% coverage on the amount of the notes purchased in the Subsequent Closing, with an exercise price equal to 125% of the conversion price for the Subsequent Closing

In connection with this private placement, the Company has agreed to file a registration statement on Form S-3 within 30 days of the related issuance to register the shares of common stock underlying the Purchasers’ notes and warrants.

Additional terms of this financing will be described in a Current Report on Form 8-K to be filed subsequent hereto.

The Company cannot assure you that the AMEX will approve the Initial Closing, or if it does, that the Company’s stockholders will approve the Subsequent Closing, or that the Company will be able to meet all of the covenants contained therein.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

About NovaDel Pharma, Inc.

The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

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FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

For NovaDel:

Michael Spicer

(908) 782 - 3431 ext. 2550

Chief Financial Officer

NovaDel Pharma Inc.

mspicer@novadel.com

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